Exhibit 16.1

February 27, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: Boulder Brands, Inc

Ladies and Gentlemen:

We have read the Company’s statements under Item 4.01(a) of its Current Report on Form 8-K, dated February 27, 2014, and we concur with the information shown therein.

We confirm we had no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the last three fiscal years ended December 31, 2013, which disagreements, if not resolved to our satisfaction, would have caused us to make a reference to the subject matter of the disagreements in connection with our reports.

Yours truly,

/s/ EKS&H, LLLP

EKS&H LLLP